Exhibit 99.77K(ii)

May 14, 2015,
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 77-K of Form N-SAR dated May 14, 2015, of Japan Smaller Capitalization Fund, Inc. and are in agreement with the statements contained in paragraphs one and two therein.  We have no basis to agree or disagree with other statements  of the registrant contained therein.

/s/ Ernst & Young LLP